UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2016

CNO Financial Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31792	75-3108137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
11825 North Pennsylvania Street
Carmel, Indiana  46032
(Address of Principal Executive Offices) (Zip Code)

(317) 817-6100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

CNO Financial Group, Inc. ("CNO" or the "Company") previously disclosed that in December 2013, two of its insurance subsidiaries with long-term care business (Washington National Insurance Company ("WNIC") and Bankers Conseco Life Insurance Company ("BCLIC")) entered into 100% coinsurance agreements ceding $495 million of long-term care reserves to Beechwood Re Ltd ("BRe"), a reinsurer domiciled in the Cayman Islands. Pursuant to the agreements, the Company paid an additional premium of $96.9 million to BRe and an amount equal to the related net liabilities.   BRe is a reinsurer that is not licensed or accredited by the states of domicile (Indiana and New York, respectively) of the insurance subsidiaries ceding the long-term care business and BRe is not rated by A.M. Best. As a result of its non-accredited status, BRe is required to provide collateral which meets the regulatory requirements of the states of domicile in order for our insurance subsidiaries to obtain full credit in their statutory financial statements for the reinsurance receivables due from BRe. Such collateral is held in market value trusts subject to 7% over collateralization, investment guidelines and periodic true-up provisions. Future payments into the trusts to maintain collateral requirements are subject to the ability and willingness of the reinsurer to honor its obligations. In the event of default by BRe, we would be exposed to credit risk if the collateral held in the trusts cannot be realized or is liquidated at prices that are not sufficient to recover the full amount of the reinsurance receivables. We remain primarily liable to the insured policyholders in the event BRe does not meet its contractual obligations. Copies of the reinsurance agreements and related trusts are filed as Exhibits 99.1 - 99.6 to this Current Report on Form 8-K, which are incorporated by reference into this Item 8.01 as if fully set forth herein.

On July 25, 2016, the Wall Street Journal reported that BRe "had ties to" Platinum Partners LP ("Platinum"), a hedge fund that, according to the Wall Street Journal, is under investigation by "two sets of federal prosecutors."  In the same article, the Wall Street Journal reported that Murray Huberfeld-a hedge-fund manager who "has helped lead" Platinum and, in June 2016, "was arrested in connection with an alleged scheme to bribe a union leader to funnel $20 million to Platinum"-"used an office at Beechwood, and [BRe] employed his son-in-law." Mr. Huberfeld has pleaded not guilty to conspiracy and wire fraud in the alleged union bribery.

In the same article, the Wall Street Journal also reported that, "In one instance, a Platinum employee moved over to Beechwood and agreed to several deals to buy part of Platinum’s investment portfolio. Later, with those investments under pressure, the deals were restructured. Platinum ended up owing Beechwood around $70 million." The article also indicated that Platinum said "The transactions between Platinum and Beechwood were done for mutually beneficial purposes. Platinum’s investors benefited as did Beechwood’s insurance trusts."

Pursuant to the reinsurance agreements, we receive from BRe quarterly reports regarding the fair value of assets held in the trusts and the associated insurance liabilities.  For assets which are publicly traded (the Level 1 assets described below) and for certain assets which are not publicly traded (the Level 2 assets described below), we independently verify the valuations using our own third party resources. For the remaining assets which are not publicly traded (the Level 3 assets described below), we receive from BRe quarterly valuations covering most of such assets from a recognized valuation service, which include valuations based on unobservable inputs which we cannot independently verify. As of June 30, 2016, those reports stated that assets held in the trusts had an aggregate fair value of approximately $591 million, as security for ceded insurance liabilities of approximately $526.5 million. Using the same methodology that we apply to categorize our own investments in three categories based on whether inputs used in determining fair value are observable or unobservable, we believe that approximately $58 million, $231 million and $302 million of the assets in the trusts at June 30, 2016 consisted of Level 1, Level 2 and Level 3 assets, respectively. Level 1 assets include assets valued using inputs that are unadjusted quoted prices in active markets for identical assets.  Level 2 assets include assets valued using inputs that are quoted prices for similar assets in an active market, quoted prices for identical or similar assets in a market that is not active, observable inputs, or observable inputs that are corroborated by market data.  Level 3 assets include assets valued using unobservable inputs that are used in model-based valuations that contain assumptions determined by BRe. For a further description of the valuation hierarchy of Level 1, Level 2 and Level 3 assets, see “Item 7. Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations-Critical Accounting Policies-Investments” in our Annual Report on Form 10-K for the year ended December 31, 2015.

As of June 30, 2016, the quarterly report from BRe stated that the trusts held a loan to one of the Platinum-managed funds with a reported value of approximately $6.8 million. CNO has no direct or indirect investments in Platinum-managed funds.

Pursuant to our rights under the reinsurance agreements, we commenced in late June an audit of the valuation of certain assets held in the BRe reinsurance trusts. The initial focus of the audit currently relates to trust assets comprised of Level 3 securities with a reported value of approximately $126 million as of June 30, 2016. While we do not believe any of the assets which are the initial focus of the audit are direct investments in Platinum, the information available to us has indicated that some or all of these assets may bear some connection to Platinum or to parties which have had some past or present association with Platinum. We currently expect that this valuation audit will be substantially completed during the third quarter of 2016. At this time, we have not concluded that the value of any of these assets (as reported to us on June 30, 2016) should be adjusted. No assurances can be given that an adjustment will not be required, and if an adjustment is required, the extent of any such adjustment. Furthermore, no assurances can be given that if an adjustment is required and BRe is required to provide additional qualifying assets to the trusts, that BRe will be able to provide to the trusts sufficient qualifying assets to cover any shortfall.

In addition, BRe is currently seeking consent from WNIC and/or BCLIC before engaging in any investment transactions involving trust assets.

If the ceded business was recaptured by WNIC and BCLIC as a result of a default by BRe of its obligations under the reinsurance agreements or otherwise, we would be required to value the assets and liabilities as of the date of recapture based on valuation methodologies that are consistent with the methodologies used by CNO to value its investments and insurance liabilities. If such valuations were required in connection with a recapture, it could result in values for the investments and for the insurance liabilities which are different than the amounts reported by BRe and such differences could be material. The ceded business is currently administered by a third party which WNIC and BCLIC could retain in the event of a recapture.

Item 9.01(d).	Financial Statements and Exhibits.

The following materials are furnished as exhibits to this Current Report on Form 8-K:

99.1	Indemnity Reinsurance Agreement by and between Washington National Insurance Company and Beechwood Re Ltd, as amended by Amendment No.1 to Indemnity Reinsurance Agreement
99.2	Reinsurance Trust Agreement by and among Washington National Insurance Company, Beechwood Re Ltd and Wilmington Trust, National Association
99.3	Supplemental Trust Agreement by and among Washington National Insurance Company, Beechwood Re Ltd and Wilmington Trust, National Association
99.4	New York Indemnity Reinsurance Agreement by and between Bankers Conseco Life Insurance Company and Beechwood Re Ltd
99.5	New York Trust Agreement by and among Bankers Conseco Life Insurance Company, Beechwood Re Ltd and Wilmington Trust, National Association
99.6	New York Supplemental Trust Agreement by and among Bankers Conseco Life Insurance Company, Beechwood Re Ltd and Wilmington Trust, National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNO Financial Group, Inc.

Date: August 1, 2016
	By:	/s/ John R. Kline
John R. Kline
Senior Vice President and Chief Accounting Officer

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